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Filed pursuant to Rule 433
Registration Statement No. 333-133534
June 30, 2006

MARKWEST ENERGY PARTNERS, L.P.

Pricing Sheet—June 30, 2006

3,000,000 Common Units Representing Limited Partner Interests

Offering Price:	$39.75 per unit
Over-allotment option:	Up to 450,000
Proceeds, net of underwriting commission:	$113.9 million (no over-allotment option) or $131.0 million (including full over-allotment option)
Trade date:	June 30, 2006
Settlement Date:	July 6, 2006
Issuer Symbol:	MWE
Exchange:	AMEX
Underwriters:
RBC Capital Markets Corporation
Wachovia Capital Markets, LLC
A.G. Edwards & Sons, Inc.
Credit Suisse Securities (USA), LLC
J.P. Morgan Securities Inc.
KeyBanc Capital Markets, a division of
McDonald Investments Inc.
Stifel, Nicolaus & Company, Incorporated

        The pro forma financial information contained in our Registration Statement on Form S-1 (File No. 333-133534) under "Summary Historical and Unaudited Pro Forma Financial and Operating Data" and "Unaudited Pro Forma Financial Statements" assumes these notes priced at an interest rate of 8.00%. If the interest rate on our senior notes being offered concurrently were to increase by 1.00%, our pro forma interest expense would increase by $2.0 million for the year ended December 31, 2005 and by $500,000 for the three months ended March 31, 2006, and our basic and diluted pro forma net income per unit would correspondingly decrease by $0.12 and $0.12, respectively, for the year ended December 31, 2005 and $0.03 and $0.03, respectively, for the three months ended March 31, 2006.

        THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-612-371-2878.

        ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW OR ELSEWHERE WITHIN THE EMAIL ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA AN EMAIL SYSTEM.

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MARKWEST ENERGY PARTNERS, L.P. Pricing Sheet—June 30, 2006 3,000,000 Common Units Representing Limited Partner Interests